Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No 21-08

SUNOCO ANNOUNCES VALUTAS TO RETIRE AS SENIOR VICE PRESIDENT

PHILADELPHIA, August 1, 2008 – Sunoco, Inc. (NYSE: SUN) announced today that Charles K. Valutas, 57, will retire as Senior Vice President and Chief Administrative Officer effective September 1, 2008.

During his nearly 32 years of service, Mr. Valutas worked in a number of areas of the company including assignments in finance, marketing and business development. Since 2000, he has been responsible for various corporate professional services in support of the company and its business units.

“Charlie has been a key contributor with Sunoco in a wide variety of roles for a long time,” said Jack Drosdick, Chairman and Chief Executive Officer of Sunoco, Inc. “He always showed initiative and demonstrated a thoughtful, collaborative leadership style throughout his career. We thank him for his service, the many contributions he made to our success and wish him all the best for the future.”

Upon his retirement, Mr. Valutas will remain active in the community as a trustee of Drexel University. He will also continue to serve on the boards of directors of the Philadelphia Orchestra and United Way of Southeastern Pennsylvania.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Using a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

— END —